EX-11
(Exhibit 11)        Calculation of Basic Earnings Per Share and Diluted Earnings
                    Per Share

Earnings per share is based on the weighted average number of shares outstanding. The Company's basic and diluted earnings per share calculations are identical as there is, currently no dilutive effect. The computation of basic and diluted earnings per share for the twelve months ended December 31, 1999 are as follows:

                                        Income        Shares    Per Share Amount
                                        ------        ------    ----------------
     Net income                     $15,957,000
     Less: Preferred stock
       dividends                      1,503,000
                                    -----------
     Net income available to
       common shareholders          $14,454,000     10,474,465       $1.38
                                    ===========     ==========       =====


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